SCHEDULE 14A INFORMATION

                           Proxy                     Statement    Pursuant    to
                                                     Section    14(a)   of   the
                                                     Securities  Exchange Act of
                                                     1934     [Amendment     No.
                                                     _____________]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]          Preliminary Proxy Statement
[X]          Definitive Proxy Statement
[ ]          Definitive Additional Materials

[ ]          Soliciting Material Pursuant to Section 240.14a-11(c) or
             Section 240.14a-12

                (Name of Registrant as Specified in Its Charter)

                            LAFAYETTE BANCORPORATION

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ] $125 oer Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
22(a)(2) of Schedule 14A. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)     Title of each class of securities to which transaction applies:



      2)     Aggregate number of securities to which transaction applies:



      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)     Proposed maximum aggregate value of transaction:


      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)     Amount Previously Paid:
      2)     Form Schedule or Registration Statement No.:

      3)     Filing Party:

      4)     Date Filed:

                                       DEFINITIVE PROXY SOLICITATION MATERIALS--
                                        TO BE RELEASED ON OR ABOUT MARCH 6, 2000

                            LAFAYETTE BANCORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 10, 2000

      The Annual Meeting of Shareholders of Lafayette Bancorporation (the "Corporation") will be held in the Board Room located on the Seventh Floor of the principal office of the Corporation and Lafayette Bank and Trust Company, 133 North Fourth Street, Lafayette, Indiana, on Monday, April 10, 2000, at 2:30 p.m., Lafayette time, for the following purposes:

      1. To elect one Director to hold office until the Annual Meeting of Shareholders in the year 2003 and until his successor is elected and has qualified.

      2. To consider and vote upon an amendment to the Corporation's Articles of Incorporation to increase the number of Common Shares, no par value, that the Corporation is authorized to issue from 5,000,000 to 20,000,000.

      3. To transact such other business as may properly come before the meeting.

      Holders of record of Common Shares of Lafayette Bancorporation at the close of business on March 1, 2000, are entitled to notice of and to vote at the Annual Meeting.

      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board
                                          of Directors

                                          /s/ Robert J. Weeder

                                          ROBERT J. WEEDER
                                          President and Chief Executive Officer

March 6, 2000
Lafayette, Indiana

                            (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF

                            LAFAYETTE BANCORPORATION

                   Parent of Lafayette Bank and Trust Company

                                 April 10, 2000

      This Proxy Statement is being furnished to shareholders on or about March 6, 2000, in connection with the solicitation by the Board of Directors of Lafayette Bancorporation (the "Corporation"), 133 North Fourth Street, Lafayette, Indiana of proxies to be voted at the Annual Meeting of Shareholders to be held at 2:30 p.m., Lafayette time, on Monday, April 10, 2000, in the Board Room on the Seventh Floor of the principal office of the Corporation. The Corporation is the parent holding company for Lafayette Bank and Trust Company.

      At the close of business on March 1, 2000, the record date for the Annual Meeting, there were 3,586,125 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Corporation authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1

                              ELECTION OF DIRECTOR

                                    Nominees

      One Director is to be elected at the Annual Meeting. The Board of Directors, which currently consists of five members, is divided into three classes of near-equal size with the terms of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2000 -- Mr. Weeder; 2001 -- Messrs. Boehning and Bonner; and 2002 -- Messrs. Hancock and Meeks.

      Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast. Proxies marked as "vote withheld" and shares held in street name that are designated by brokers on proxy cards as not voted will be treated as shares present for the purpose of determining whether a quorum is present. Shares present but not voted for any nominee do not influence in any manner the determination of whether a nominee has received a plurality of the votes cast.

      It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Robert J. Weeder, who is a Director whose present term expires this year. Mr. Weeder has indicated that he will accept nomination and election as a Director. If, however, he is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEE IDENTIFIED ABOVE. (ITEM 1 ON THE PROXY)


      The following table presents certain information as of February 21, 2000, regarding the current Directors of the Corporation, including the nominee proposed by the Board of Directors for election at this year's Annual Meeting, and the most highly compensated executive officers who are not Directors of the Corporation. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director. Except for Mr. Meeks, who beneficially owns approximately 1.1 percent of the Corporation's Common Shares, none of the persons named below beneficially owns more than one percent of the Corporation's Common Shares. The Directors and executive officers as a group beneficially own approximately 5.3 percent of the Corporation's Common Shares. (Share amounts and percentages reflect the three-for-two stock split paid on November 1, 1999, to shareholders of record on September 30, 1999.)

         Name,
  Present Principal                                         Director                      Shares Beneficially
Occupation and Age                                          Since(1)                                 Owned

Directors:

Richard A. Boehning(2)                                       1992                                12,427(3)
  Partner, Bennett Boehning & Clary
  (law firm), Age 62

Joseph A. Bonner(4)                                          1985                                30,018(5)
 Chairman of the Board of the Bank,
 Age 68

Wilbur. L. Hancock(6)                                        1989                                 9,215(7)
  Retired General Manager, Customer Operations
  PSI Energy, A CINERGY Company, Age 61

Roy D. Meeks(8)                                              1981                                40,799(9)
  President and Owner of Nelmeeks, Inc.
  d/b/a Radisson Inn, Age 67

Robert J. Weeder*(10)                                        1989                                20,600(11)
  Chief Executive Officer and President
  of the Corporation and the Bank, Age 62

Named Executive Officer Who Is Not A Director:

Robert J. Ralston(12)                                                                              9,446(13)
  Executive Vice President, Senior Operations
  Officer and Secretary/Treasurer of the Bank,
  Age 58

All Directors of the Corporation and Executive Officers      138,891(14)
  as a Group (14 Persons)

*Nominee

1 Includes service on the Board of the Bank prior to the Corporation's becoming a holding company for the Bank in 1985.

2 Mr. Boehning has served as a Director of the Bank since 1992 and as a Director of the Corporation since 1994.

3 Includes 3,510 shares held by the Albrecht Family Trust, for which trust Mr. Boehning serves as trustee, and 7,188 shares that Mr. Boehning has the right to acquire upon the exercise of stock options.

4 Mr. Bonner has served as a Director of the Bank since 1985 and as a Director of the Corporation since 1987. On January 31, 1997, Mr. Bonner retired as President and Chief Executive Officer of the Corporation and the Bank.

5 Includes 12,952 shares held jointly by Mr. Bonner and his spouse, 8,788 shares held by Mr. Bonner's spouse, and 7,188 shares that Mr. Bonner has the right to acquire upon the exercise of stock options.

6 Mr. Hancock has served as a Director of the Bank since 1989 and of the Corporation since 1992. From October 1996 through March 1997, when he retired, Mr. Hancock served as Northwest Region Manager and District Manager -- Lafayette for PSI Energy and prior to that time he served as Acting General Manager, Corporate Customer Operations of PSI Energy.

7 Includes 1,360 shares held jointly by Mr. Hancock and his spouse and 7,188 shares that Mr. Hancock has the right to acquire upon the exercise of stock options.

8 Mr. Meeks has served as a Director of the Bank since 1981 and as a Director of the Corporation since 1985.

9 Includes 22,810 shares held jointly by Mr. Meeks and his spouse, 2,178 shares held by Mr. Meeks' spouse, and 7,188 shares that Mr. Meeks has the right to acquire upon the exercise of stock options.

10 Mr. Weeder has served as a Director of the Bank since 1989 and as a Director of the Corporation since 1990. Mr. Weeder has served as President of the Bank since August 1996 and as President of the Corporation since September 1996. He assumed the positions of Chief Executive Officer of the Corporation and the Bank upon Mr. Bonner's retirement in January 1997. Mr. Weeder had served as Executive Vice President since 1992.

11 Includes 2,607 shares held jointly by Mr. Weeder and his spouse, 2,592 shares held by Mr. Weeder's spouse, and 11,682 shares that Mr. Weeder has the right to acquire upon the exercise of stock options.

12   Mr.  Ralston  served  as  Senior  Vice  President   Operations   until  his
     appointment to his current position in December 1996. He has served as Secretary/Treasurer of the Bank since September 1996.

13 Consists of 1,724 shares held jointly by Mr. Ralston and his spouse, 2,813 shares held jointly by Mr. Ralston and his father, and 4,909 shares that Mr. Ralston has the right to acquire upon the exercise of stock options.

14 Includes 59,259 shares that members of the group have the right to acquire upon the exercise of stock options and 58,281 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members.

                            Committees and Attendance

        The Boards of Directors of the Corporation and the Bank each held thirteen meetings during 1999. All of the Directors of the Corporation are also members of the Board of Directors of the Bank. The Corporation does not have any standing committees except for the Stock Option Committee. The Stock Option Committee, which met three times in 1999, supervises the administration of the Corporation's stock option plans and recommends for Board approval grants of options to key employees. Two outside Directors, Messrs. Hancock and Meeks, serve as the members of the Stock Option Committee. Messrs. Boehning, Bonner and Weeder serve as ex officio members and participate in discussions but do not vote on the grant recommendations made to the Board.

        The committees of the Board of Directors of the Bank include standing audit and salary committees. The members of the Audit Committee are Mr. Bonner, who serves as Chairman, and Mr. Hancock, both of whom are Directors of the Corporation and the Bank, and Messrs. Robert T. Jeffares, Vernon N. Furrer, and Jeffrey L. Kessler, all three of whom are Directors of the Bank. The Audit Committee, which met two times during 1999, reviews audit reports, meets quarterly with the audit staff, and recommends the selection of outside auditors. The members of the Salary Committee are Mr. Hancock, who serves as the Chairman, and Messrs. Bonner, Meeks, Weeder and Furrer. The Salary Committee meets in November each year to determine compensation for officers of the Corporation and the Bank (officers of the Corporation receive their compensation from the Bank). The Salary Committee met once during 1999. Each of the Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors of the Corporation and the committees on which he served during 1999.

                            Compensation of Directors

        During 1999, Directors of the Corporation received $300 per month regardless of committee participation or attendance at meetings. Non-employee Directors of the Bank received $1,400 per month and employee Directors of the Bank received $525 per month. Outside Directors of the Bank received a $2,000 performance award and the Chairman received a performance award in the amount of $10,000 for 1999. The grant of performance awards was based upon recommendations of the Salary Committee based upon the criteria for the employees' performance award program.

        In October 1994, the Bank adopted a deferred compensation plan for Directors through Bank Compensation Strategies Group, Inc. (the "1994 Plan"). To fund the 1994 Plan, the Bank purchased single-premium universal life insurance policies for each of the participants. The interest rate payable under the 1994 Plan is tied to the Wall Street Prime Rate plus 150 basis points, and is adjusted on September 30 of each calendar year. The adjusted interest rate as of September 30, 1999, was 9.75 percent (Wall Street Prime Rate (8.25 percent) plus 150 basis points). All of the Directors of the Corporation and the Bank, except for Mr. Kessler, a Director of the Bank, deferred 1999 Director fees pursuant to the 1994 Plan.

                             EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's Chief Executive Officer and the other most highly compensated executive officer, based on salary and bonus earned during fiscal 1999.

                           Summary Compensation Table

--------------------------------- ------------------------------------------- ------------------- ---------------------
                                                                                  Long Term
                                                                                 Compensation

                           Annual Compensation Awards

--------------------------------- ---------- -------------- ----------------- ------------------- ---------------------
                                                                                  Securities
                                                                                  Underlying

            Name and                                                               Options/            All Other
       Principal Position           Year        Salary           Bonus                SARs            Compensation
--------------------------------- ---------- -------------- ----------------- ------------------- ---------------------
Robert J. Weeder,                   1999          $170,000       $60,000                   1,215           $ 13,9781
  President and Chief               1998          $143,308       $50,000                   2,514           $ 14,297
  Executive Officer                 1997          $120,000       $25,000                   4,719           $ 12,596

--------------------------------- ---------- -------------- ----------------- ------------------- ---------------------
Robert J. Ralston,                  1999        $105,000        $30,000                   900              $  2,5382
  Executive Vice President,         1998        $102,808        $20,000                   825              $  2,304
  Senior Operations                 1997        $  95,000       $15,000                   4,085            $  2,200
  Officer and Secretary/
  Treasurer of the Bank
================================= ========== ============== ================= =================== =====================

1 Represents matching contributions of $2,859 under the Lafayette Bank and Trust Company Employees' Salary Savings Plan (the "401(k) Plan"), Bank Director fees in the amount of $6,300, Corporation Director fees of $3,600, and above-market interest credited on deferred Director fees in the amount of $1,219.

2     Represents matching contributions under the 401(k) Plan.
      Option/SAR Grants In Last Fiscal Year

    The following table presents information on the stock option grants that were made during 1999 pursuant to the Lafayette Bancorporation 1998 Nonqualified Stock Option Plan (the "1998 Plan"). No SARs were granted during 1999.

============================ ============================================================== =========================
                                                                                              Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                Appreciation for
                                                                                                    Option Term(1)

                                                   Individual Grants

---------------------------- ------------------ --------------- ------------- ------------- ------------ ------------
                                                  % of Total
                                                  Options2/
                                 Number of       SARs Granted
                                Securities       to Employees   Exercise or
                                Underlying        in Fiscal      Base Price

                               Options/SARs          Year           ($/Sh)     Expiration
               Name               Granted(2)                                      Date           5%           10%

---------------------------- ------------------ --------------- ------------- ------------- ------------ ------------
Robert J. Weeder                   1,215            10.5%          $27.17       5/10/09       $20,764    $52,610
---------------------------- ------------------ --------------- ------------- ------------- ------------ ------------
Robert J. Ralston                    900             7.8%          $27.17       5/10/09       $15,381    $38,970
============================ ================== =============== ============= ============= ============ ============


1 The amounts in the table are not intended to forecast possible future appreciation, if any, of the Corporation's Common Shares. Actual gains, if any, are dependent upon the future market price of the Corporation's Common Shares and there can be no assurance that the amounts reflected in this table will be achieved.

2 The 1998 Plan provides for the grant of options to Directors and key employees. Except for vesting provisions, the terms of Director and key employee options are identical. All options granted during 1999 were granted on May 10, 1999, with an exercise price for each option being the estimated fair market value of one Common Share on that date. During 1999, Mr. Weeder received option grants both as a Director and as a key employee. Director options become fully exercisable on the date that is two years from the date of grant or upon the earlier occurrence of a Director's 70th birthday. The options granted during 1999 to Mr. Ralston, and the options granted to Mr. Weeder as a key employee, have the same terms. The key employee options become exercisable in twenty percent increments, with twenty percent becoming exercisable one year from the grant date and an additional twenty percent becoming exercisable on the four subsequent anniversaries of the grant date; provided, however, that all options become immediately exercisable upon the earlier occurrence of the optionee's 65th birthday or (b) an "Applicable Event," which is defined in the 1998 Plan as (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 50 percent of the Corporation's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another entity where the Corporation is not the surviving entity, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation). The options expire ten years from the date of grant unless terminated earlier upon the death, retirement or termination of employment of the optionee. The options are nontransferable and may be exercised only by the optionee during his lifetime.

             Aggregated Option/SAR Exercises In Last Fiscal Year and
                        Fiscal Year-End Option/SAR Values

    The following table sets forth information for 1999 with respect to SAR exercises by the executive officers named in the Summary Compensation Table and the value of unexercised options and SARs as of December 31, 1999. (Numbers of options and per share exercise prices have been retroactively adjusted to reflect the 1999 stock split and previous stock dividends.)



     ======================== ================== ================== ========================== =============================
                                                                      Number of Unexercised        Value of Unexercised
                                                                     Options/SARs at Fiscal     In-the-Money Options/SARs
                                                                          Year-End (#) (1)         at Fiscal Year-End ($) (2)
     ------------------------ ------------------ ------------------ -------------------------- -----------------------------

                               Shares Acquired

                               on Exercise (#)         Value              Exercisable/                 Exercisable/
              Name                                 Realized ($)           Unexercisable               Unexercisable
     ------------------------ ------------------ ------------------ -------------------------- -----------------------------
     Robert J. Weeder              10,500        $241,990                 43,029/7,918               $860,188/$61,324


     ------------------------ ------------------ ------------------ -------------------------- -----------------------------
     Robert J. Ralston              6,000        $138,280                 23,202/5,605               $470,305/$52,997


     ======================== ================== ================== ========================== =============================


1 The 1998 Option Plan provides for the grant of nonqualified options to Directors and key employees. For a discussion of the material terms of options granted under the 1998 Plan, see Note 2 to the Option/SAR Grants In Last Fiscal Year table above. Mr. Weeder has received option grants in his capacities as both a Director and key employee. The Lafayette Bancorporation Officers' Stock Appreciation Rights Plan, as amended (the "SAR Plan"), provides for the grant of SARs from time to time to executive and senior management officers of the Corporation in the sole discretion of the Stock Option Committee. Each SAR is granted at a base value equal to the fair market value of one Common Share on the date of grant and has a subsequent value equal to 100 percent (or such other percentage specified by the Stock Option Committee) of the excess of the then-current fair market value of one Common Share over the base price of the SAR. The SARs granted to Messrs. Weeder and Ralston vested in annual twenty percent increments and are now fully vested. SARs become fully exercisable without regard to vesting restrictions upon the occurrence of (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 5 percent of the Corporation's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another corporation where the Corporation is not the surviving corporation, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation). SARs also become fully vested when an officer reaches age 62.

2 Represents the difference between the last per share sales price of a Common Share on December 28, 1999, which is the last sales price in 1999 known to the Corporation's management ($26.25), and the exercise price of options/SARs having an exercise price less than that sales price, multiplied by the number of options/SARs.

Pension Plan

    The Bank maintains a noncontributory defined benefit pension plan, the Lafayette Bank and Trust Company Employees' Pension Plan (the "Pension Plan"). All employees who have attained the age of 21 and have completed one year of service are eligible to participate in the Pension Plan. The following table indicates the estimated annual benefits payable under the Pension Plan to a participant at the normal retirement age of 65 who has the specified remuneration and years of service.


                              Pension Plan Table (1)

                                                                     Years of Service

-------------------------------------------------------------------------------------------------------------
Pay                                      15               20                25               30            35
-------------------------------------------------------------------------------------------------------------

 25,000                               7,440            9,920            12,400           14,880        17,360
 50,000                              15,690           20,920            26,150           31,380        36,610
 75,000                              23,940           31,920            39,900           47,880        55,860
100,000                              32,190           42,920            53,650           64,380        75,110
125,000                              40,440           53,920            67,400           80,880        94,360
150,000                              48,690           64,920            81,150           97,380       113,610
160,000                              51,990           69,320            86,650          103,980       121,310
200,000                              51,990           69,320            86,650          103,980       121,310


1 Pay limited to statutory IRC ss. 401(a)(17) limit in calculation of benefits. Federal law limits annual compensation taken into account for benefit purposes to $160,000 for plan years beginning 1/1/97 and thereafter, until indexed to the next $10,000 increment. (IRC ss.401(a)(17)).

       The retirement benefit formula used for the Pension Plan is based upon a participant's average monthly compensation for the five consecutive calendar years that produce the highest average and the participant's years of service with the Bank. The retirement benefit formula is composed of two parts, a "base benefit" and an "excess benefit." The base benefit is equal to 1.6 percent of a participant's average monthly compensation during the applicable five year period multiplied by the participant's number of years of service. The excess benefit is equal to 0.6 percent of the amount by which the participant's average monthly compensation exceeds $750.00 multiplied by the participant's number of years of service (not to exceed 35 years). A participant's compensation is based on total taxable wages or salary (including any overtime and bonuses but excluding proceeds received through the exercise of SARs) plus any salary reduction contributions made by the participant under the Bank's 401(k) plan and any contribution made to a section 125 plan maintained by the Bank. Federal law limits the amount of annual compensation that can be counted for some highly compensated employees. The years of credited service for years of service through the end of 1999 applicable for determining the retirement benefits for the executive officers named in the Summary Compensation Table are as follows:
Mr. Weeder: 14 years; and Mr. Ralston: 21 years.

                        Report on Executive Compensation

Overall Compensation Policy

       The executive officers of the Corporation also serve as the executive officers of the Bank. The executive officers of the Corporation do not receive any compensation (other than pursuant to the stock option plans, as discussed below) from the Corporation.

       The Salary Committee of the Board of Directors of the Bank is responsible for recommending to the Board of Directors the salaries, bonuses and other compensation to be paid to the executive officers of the Bank. The Salary Committee is composed of three outside Directors (one of whom is the Chairman), in addition to Mr. Weeder (the Corporation's Chief Executive Officer) and Mr. Bonner (who retired as Chief Executive Officer in January 1997). Mr. Weeder absents himself from, and does not participate in, any Salary Committee proceedings relating to the determination of his own compensation. The primary goals of the Salary Committee in determining compensation policy are to provide a level of compensation that will attract, motivate and help retain well-qualified executive officers and to further enhance shareholder return by aligning the interests of executive officers with the interests of the Corporation's shareholders. The Salary Committee attempts to attain these goals by setting total compensation at competitive levels considering an executive officer's individual performance while also providing effective incentives tied to the financial performance of the Bank. The executive compensation program consists of four basic elements: (1) base salary, (2) annual incentive bonus awards, (3) stock option awards, and (4) stock appreciation right awards. At its annual meeting in November each year, the Salary Committee reviews with management the officers' evaluations and management's recommendations and then makes compensation recommendations for Mr. Weeder and the other officers.

Base Salary

       The Bank attempts to provide Mr. Weeder and the other officers with base salaries that are competitive with the salaries offered by other banks and bank holding companies of comparable size in Indiana and the surrounding states, based on information that the Salary Committee obtains from Crowe Chizek and Company LLP and the Indiana Bankers Association. Increases in base compensation are not automatically based on increased compensation at comparable institutions but also reflect the Corporation's, the Bank's and the individual executive officer's performance for the year.

       The Salary Committee recommended, and the Board approved, the amount of $170,000 as Mr. Weeder's base salary for 1999.

Annual Incentive Bonus Awards

       Annual bonuses are awarded based on the extent that the Salary Committee believes that they are merited based on the Bank's performance. Bonuses awarded for 1999 were increased over the amounts awarded in 1998. Mr. Weeder was awarded a bonus for 1999 in the amount of $60,000.

Stock Option Awards

     (Share amounts have been adjusted to reflect the 1999 stock split.)

       In 1995 the Corporation adopted the Lafayette Corporation Nonqualified Stock Option Plan (the "1995 Plan"), and in 1998, the Corporation adopted the Lafayette Bancorporation 1998 Nonqualified Stock Option Plan (the "1998 Plan"). The purpose of granting options is to provide long-term incentive compensation to complement the short-term focus of annual incentive bonus awards. The size of stock option awards depends upon the executive officer's level of responsibility and individual performance. Stock options are granted at the estimated fair market value of a share of the Corporation's Common Stock on the date of grant.

       The Stock Option Committee of the Board of Directors of the Corporation administers the 1995 Plan and the 1998 Plan. Two outside Directors, Messrs. Hancock and Meeks, serve as the members of the Stock Option Committee and recommend for Board approval grants of options to key employees. Messrs. Boehning, Bonner and Weeder, who serve as ex officio members of the Stock Option Committee, attend meetings but do not vote on the grant recommendations made to the Board. During 1999 an aggregate of 11,400 stock options were granted to 32 key employees of the Bank. Mr. Weeder was granted options to acquire 1,050 shares and Mr. Ralston was granted options to acquire 900 shares. (The 1998 Plan provides for the grant of options to Directors as well as key employees. During 1999, Mr. Weeder also was granted options for 165 shares in his capacity as a Director.) All of the key employee options granted in 1999 vest in twenty percent increments beginning one year after the date of grant and become fully exercisable on the fifth anniversary of the grant date. (Director options granted to Mr. Weeder will become vested two years after the date of grant.)

Stock Appreciation Rights Awards

     (Numbers of shares covered by SARs have been adjusted to reflect the 1999 stock split.)

       The Lafayette Bancorporation Officers' Stock Appreciation Rights Plan (the "SAR Plan") provides for the award from time to time to officers of stock appreciation rights ("SARs") payable in cash. The only grants that have been made under the SAR Plan were made in 1992 to Messrs. Weeder, Ralston and Bonner. Mr. Bonner exercised all of the SARs granted to him upon his retirement as an executive officer in 1997. During 1999, Mr. Weeder exercised SARs covering
10,500 shares and received $241,990 and Mr. Ralston exercised SARs covering 6,000 shares and received $138,280.

       The Omnibus Budget Reconciliation Act enacted by the United States Congress in August 1993 amended the Internal Revenue Code of 1986 to disallow a public company's compensation deduction with respect to certain highly-paid executives in excess of $1 million unless certain conditions are satisfied. The Corporation presently believes that this provision is unlikely to become applicable in the near future to the Corporation because (a) the levels of base salary and annual incentive bonus awards of the Corporation's executive officers are substantially less than $1 million per annum, and (b) the law generally does not apply to stock option plans that require that options be granted at not less than fair market value, subject to certain conditions. Therefore, the Corporation has not taken any action to adjust its compensation plans or policies in response to the adoption of this law.

SUBMITTED BY THE MEMBERS OF THE SALARY AND STOCK OPTION COMMITTEES:

     Salary Committee                          Stock Option Committee

     W.L. Hancock, Chairman                    W.L. Hancock
     Joseph A. Bonner                          Roy D. Meeks
     Vernon N. Furrer                          Ex officio:
     Roy D. Meeks                              Richard A. Boehning
     Robert J. Weeder                          Joseph A. Bonner
                                               Robert J. Weeder

           Compensation Committee Interlocks and Insider Participation

     Mr. Weeder, the Corporation's Chief Executive Officer, and Mr. Bonner, who retired as Chief Executive officer in January 1997, serve on the Salary Committee together with three outside Directors. The Stock Option Committee is composed of three outside Directors and Mr. Bonner, the retired Chief Executive Officer of the Corporation.

        During 1999 the Bank made payments for title services to Tippecanoe Title Services, Inc., a company owned by Mr. Boehning, who serves as a Director of the Corporation and the Bank and as a member of the Salary Committee. The Bank charges its lending customers for the title services and then pays the title company for the services. The Bank expects to continue the use of such title services during 2000. Mr. Boehning is a partner in the law firm of Bennett, Boehning & Clary, which represented the Corporation as legal counsel in certain matters during 1999, and the Corporation expects that the firm will continue to represent the Corporation in similar matters in 2000.

                 Certain Business Relationships And Transactions

        During 1999, the Bank had banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Corporation and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features.

                             Stock Performance Graph

        The SEC requires the Corporation to include in this proxy statement a line-graph presentation comparing the Corporation's cumulative, shareholder returns with market and industry returns. The following graph compares the Corporation's performance with the performance of the NASDAQ- Total US index and the SNL Midwest Bank index. The returns of each company in the peer group have been weighted to reflect the Corporation's market capitalization.

                      [GRAPH NOT INCLUDED IN EDGAR FILING]

                                                                            Period Ending

Index                                                12/31/97     6/30/98      12/31/98     6/30/99      12/31/99

Lafayette Bancorporation                             100.00       127.84       134.93       142.81       141.90
NASDAQ - Total US*                                   100.00       120.25       140.91       172.46       254.57
SNL Midwest Bank Index                               100.00       105.91       106.37       110.38        83.57

     *Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 1999. Used with permission. All rights reserved. crsp.com.

SNL Securities LC
(C) 2000

                                   PROPOSAL 2

                   PROPOSAL TO AMEND ARTICLES OF INCORPORATION

                     TO INCREASE NUMBER OF AUTHORIZED SHARES

         The Board of Directors of the Corporation has approved and adopted, subject to shareholder approval, an amendment to the Corporation's Articles of Incorporation that would provide for an increase in the number of Common Shares, no par value per share, authorized to be issued by the Corporation from 5,000,000 shares to 20,000,000 shares. The proposed increase in the number of authorized Common Shares would be accomplished by amending Section 5.1 of
Article V of the Corporation's Articles of Incorporation to read as follows:

           "The total number of shares that the Corporation shall have authority to issue shall be Twenty Million (20,000,000) shares without par value."

         The Board of Directors believes that the proposed increase in the number of authorized Common Shares is in the best interest of the Corporation. The availability of a reserve of authorized but unissued shares would provide the Corporation with greater flexibility and the opportunity to effect stock splits, to pay stock dividends, to make acquisitions, and to meet possible future developments in which the issuance of Common Shares may be desirable, as determined appropriate by the Board of Directors. The Corporation currently has no agreements or arrangements or other specific plans for the issuance of the additional Common Shares that would be available for issuance if the proposal is approved. As is the case with the Corporation's presently authorized by unissued Common Shares, the issuance of additional Common Shares, in most cases, would be at the discretion of the Board of Directors without further action by the shareholders. Pursuant to the Corporation's Articles of Incorporation and the Indiana Business Corporation Law, the Board of Directors may issue Common Shares as the Board may determine without any preemptive or other rights on the part of holders of previously issued Common Shares to acquire upon issuance any such newly authorized Common Shares. If the proposed increase is approved, the Board could use the authorized but unissued shares, at its discretion, to resist the consummation of certain acquisition attempts by, for example, diluting the ownership of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control. As of the date of this Proxy Statement, the Board of Directors is not aware of any specific effort to accumulate shares or otherwise obtain control of the Corporation.

         For approval, the proposal to amend the Corporation's Articles of Incorporation to increase the authorized number of Common Shares requires that the number of votes properly cast in favor of the proposal exceed the number of votes properly cast against the proposal. Shares present but not voted for the proposal will not affect the determination of whether the proposal has been approved. If approved by the shareholders at the Annual Meeting, the increase in the number of authorized Common Shares would become effective upon the filing of an amendment to the Corporation's Articles of Incorporation with the Indiana Secretary of State.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CORPORATION'S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON SHARES OF THE CORPORATION FROM 5,000,000 SHARES TO 20,000,000 SHARES. (ITEM 2 ON THE PROXY). UNLESS A SHAREHOLDER INDICATES OTHERWISE, PROXY HOLDERS WILL VOTE FOR THE PROPOSED AMENDMENT.

                             APPOINTMENT OF AUDITORS

         Crowe Chizek and Company LLP ("Crowe Chizek") served as auditors for the Corporation in 1999 and has been selected to serve for 2000. Representatives of Crowe Chizek will not be present at the Annual Meeting.

                        PRINCIPAL OWNERS OF COMMON SHARES

         As of March 1, 2000, the Corporation had no knowledge of any shareholder or group of shareholders who beneficially owned more than five percent of the Corporation's Common Shares (the Bank's Trust Department, however, holds more than five percent of the Corporation's Common Shares in its fiduciary capacity).

            SECTION 16(a): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers and persons who beneficially own more than ten percent of the Corporation's Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Corporation's Common Shares and other equity securities. On the basis of reports and representations submitted by the Corporation's Directors, executive officers, and greater-than-ten-percent owners, the Corporation believes that all required Section 16(a) filings for fiscal 1999 were timely made, except that the initial report on Form 3 for Daniel Gick was filed more than ten days after he was promoted to an executive position.

                                  OTHER MATTERS


        The Board of Directors knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

EXPENSES

        All expenses in connection with this solicitation of proxies will be borne by the Corporation.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

        A shareholder desiring to submit a proposal for inclusion in the Corporation's proxy statement for the Annual Meeting of Shareholders to be held in the year 2001 must deliver the proposal so that it is received by the Corporation no later than November 6, 2000. Proposals should be mailed to Michelle D. Turnpaugh, Secretary of the Corporation, P.O. Box 1130, 133 North Fourth Street, Lafayette, Indiana 47902, by certified mail, return receipt requested.

                                       DEFINITIVE PROXY SOLICITATION MATERIALS--
                                        TO BE RELEASED ON OR ABOUT MARCH 6, 2000

                            Lafayette Bancorporation
                                 Annual Meeting
                                 April 10, 2000

                                     PROXY

KNOW ALL MEN BY THESE PRESENT that I, the undersigned Shareholder of Lafayette Bancorporation, Lafayette, Indiana, do hereby acknowledge receipt of the Notice of Annual Meeting and Proxy Statement dated on or about March 6, 2000, and do hereby nominate, constitute, and appoint Michael A. Strauch and William C. Burns or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my place, and stead to vote all the Common Capital Stock of said Corporation, standing in my name on its books on March 1, 2000, at the Annual Meeting of its Shareholders to be held in the Board of Directors' Room at the Main Office of Lafayette Bank and Trust Company, 133 North Fourth Street, Lafayette, Indiana, on Monday, April 10, 2000, at 2:30 p.m. EST, or at any adjournment thereof with all the powers the undersigned would possess if personally present, as follows:

THE BOARD OF DIRECTORS OF LAFAYETTE BANCORPORATION RECOMMENDS A VOTE "FOR" THE PROPOSALS LISTED.

For     Against

[ ]       [ ]     1.  ELECTION OF DIRECTORS.  To elect the person listed in the
                      Proxy Statement

                                 Robert J. Weeder

                      INSTRUCTIONS:  To withhold authority to vote for Robert
                      J. Weeder, write his name in the space provided below.

[ ]       [ ]     2.  PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO
                      INCREASE THE NUMBER OF AUTHORIZED FROM 5,000,000 TO
                      20,000,000

[ ]       [ ]     3.  In their discretion, on such other matters as may properly come before the meeting.

The Proxy will be voted as directed, but if not otherwise directed, this Proxy will be voted "FOR" approval of the matters described above.

Shareholders should mark, sign, and date this Proxy and return it promptly in the enclosed postage-paid envelope. This Proxy may be revoked at any time prior to its exercise.

DATED:             SIGNATURE(S) OF SHAREHOLDER(S)


                    (Please sign exactly as your name appears on this Proxy. If shares are issued in the name of two or more persons, such person should sign. Trustees, executors, and others signing a representative capacity should indicate the capacity in which they sign.)